Exhibit 99.3

UNAUDITED COMBINED CONDENSED PRO FORMA FINANCIAL INFORMATION

On October 15, 2018, RealPage, Inc., a Delaware corporation (“RealPage”, the "Company", "we" or "us"), completed its previously announced acquisition of Rentlytics, Inc., a Delaware corporation (“Rentlytics”), pursuant to that certain Agreement and Plan of Merger dated as of October 11, 2018 (the “Merger Agreement”), by and among RealPage, RP Newco XXVI Inc., a wholly owned subsidiary of RealPage and a Delaware corporation (“Merger Sub”), Rentlytics, each of the equityholders of Rentlytics who have executed the Merger Agreement (the “Equityholders”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the Equityholders’ Representative (the “Representative”). Pursuant to the Merger Agreement, the purchase price was approximately $57 million in cash, subject to a working capital adjustment, in exchange for all outstanding shares of capital stock and other equity interests of Rentlytics. RealPage retained a portion of the purchase price as a holdback to serve as security for the benefit of RealPage and its affiliates against the indemnification obligations of the Equityholders and certain post-closing purchase price adjustments. Subject to any indemnification claims and post-closing purchase price adjustments, the holdback will be released to the Equityholders on or shortly after each of the first and second anniversary dates of the closing of the Merger Agreement.
We have derived the following unaudited combined condensed pro forma financial information by applying pro forma adjustments to the historical consolidated financial statements of RealPage, included in our December 31, 2017, Annual Report on Form 10-K ("RealPage 10-K") filed with the Securities and Exchange Commission ("SEC") on March 1, 2018, and our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2018 ("RealPage 10-Q"), filed with the SEC on November 6, 2018. The unaudited combined condensed pro forma statements of operations for the twelve months ended December 31, 2017, and nine months ended September 30, 2018, as adjusted, give pro forma effect to the Acquisition as if the transaction occurred at January 1, 2017. The unaudited combined condensed pro forma balance sheet as of September 30, 2018, gives pro forma effect to the Acquisition as if it occurred on September 30, 2018. We collectively refer to the adjustments relating to the Acquisition as the “Acquisition Adjustments.”
We have described the Acquisition Adjustments, which are based upon available information and upon assumptions that management believes to be reasonable, in the accompanying notes. The unaudited combined condensed pro forma financial information is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the Acquisition actually been consummated on the dates indicated and does not purport to be indicative of results of operations as of any future date or for any future period. The unaudited combined condensed pro forma financial information reflects that we recorded the Acquisition under our business combinations accounting policy. Under this policy, the total preliminary purchase price for Rentlytics was allocated to the preliminary net tangible and intangible assets based upon their preliminary fair values.
The acquisition of Rentlytics expands our business intelligence and performance analytics platform. We expect to combine real-time data from the Rentlytics platform with our existing business intelligence and data analytics platform and offer the industry an even more powerful, high precision tool to measure financial and operating performance. These factors contributed to a purchase price in excess of the fair value of the Rentlytics net tangible and intangible assets acquired, and as a result, we have recorded goodwill in connection with this transaction. The preliminary allocation of the purchase price was based upon a preliminary valuation, and the Company’s estimates and assumptions are subject to change. The Company expects the allocation of the purchase price to be final in the third quarter of 2019.
You should read our unaudited combined condensed pro forma financial information and the related notes in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes in the RealPage 10-K and RealPage 10-Q and the financial statements and related notes for Rentlytics included as Exhibits 99.2 and 99.3 in this Current Report on Form 8-K/A.

RealPage, Inc.
Unaudited Combined Condensed Pro Forma Balance Sheet
September 30, 2018
(in thousands)

			Pro Forma
	RealPage	Rentlytics	Acquisition Adjustments		Combined
Assets
Current assets:
Cash and cash equivalents	$279,872	$606	$(49,049)	A	$231,429
Restricted cash	90,919	—	—		90,919
Accounts receivable, net	114,441	2,152	—		116,593
Prepaid expenses	20,215	—	—		20,215
Other current assets	17,834	587	—		18,421
Total current assets	523,281	3,345	(49,049)		477,577
Property, equipment, and software, net	151,213	26	—		151,239
Goodwill	1,009,462	—	42,281	C	1,051,743
Intangible assets, net	293,382	—	12,900	B	306,282
Deferred tax assets, net	42,397	—	392	C	42,789
Other assets	18,992	64	—		19,056
Total assets	$2,038,727	$3,435	$6,524		$2,048,686
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$27,422	$970	$(650)	D	$27,742
Accrued expenses and other current liabilities	94,588	777	3,632	D	98,997
Current portion of deferred revenue	110,507	2,066	(517)	D	112,056
Current portion of term loans	16,133	—	—		16,133
Convertible notes, net	289,868	—	—		289,868
Notes payable	—	3,982	(3,982)	E	—
Customer deposits held in restricted accounts	91,010	—	—		91,010
Total current liabilities	629,528	7,795	(1,517)		635,806
Deferred revenue	5,079	—	—		5,079
Term loans, net	291,504	—	—		291,504
Other long-term liabilities	36,893	—	3,681	D	40,574
Total liabilities	963,004	7,795	2,164		972,963
Stockholders' equity:
Preferred stock	—	15,090	(15,090)	F	—
Common stock	97	1	(1)	F	97
Additional paid-in capital	1,190,110	471	(471)	F	1,190,110
Treasury stock, at cost	(70,319)	—	—		(70,319)
(Accumulated deficit) retained earnings	(44,372)	(19,922)	19,922	F	(44,372)
Accumulated other comprehensive income	207	—	—		207
Total stockholders’ equity	1,075,723	(4,360)	4,360		1,075,723
Total liabilities and stockholders’ equity	$2,038,727	$3,435	$6,524		$2,048,686

See accompanying notes to the unaudited combined condensed pro forma financial information.

RealPage, Inc.
Unaudited Combined Condensed Pro Forma Statement of Operations
For the Year Ended December 31, 2017
(in thousands, except per share data)

			Pro Forma
	RealPage	Rentlytics	Acquisition Adjustments		Combined
Revenue
On demand	$642,622	$4,252	$—		$646,874
Professional and other	28,341	—	—		28,341
Total revenue	670,963	4,252	—		675,215
Cost of revenue	258,135	1,969	203	G	260,307
Amortization of product technologies	22,163	—	486	G	22,649
Gross profit (loss)	390,665	2,283	(689)		392,259
Operating expenses:
Product development	89,452	3,129	1,194	G	93,775
Sales and marketing	140,472	2,529	—		143,001
General and administrative	112,975	1,829	—		114,804
Amortization of intangible assets	17,756	—	604	G	18,360
Total operating expenses	360,655	7,487	1,798		369,940
Operating income (loss)	30,010	(5,204)	(2,487)		22,319
Interest expense and other, net	(14,769)	154	(323)	H	(14,938)
Income (loss) before income taxes	15,241	(5,050)	(2,810)		7,381
Income tax expense (benefit)	14,864	—	(3,105)	K	11,759
Net income (loss)	$377	$(5,050)	$295		$(4,378)

Net income (loss) per share attributable to common stockholders:
Basic	$0.00				$(0.05)
Diluted	$0.00				$(0.05)
Weighted average shares used in computing net income (loss) per share attributable to common stockholders:
Basic	79,433		724	L	80,157
Diluted	82,398				80,157

See accompanying notes to the unaudited combined condensed pro forma financial information.

RealPage, Inc.
Unaudited Combined Condensed Pro Forma Statement of Operations
For the Nine Months Ended September 30, 2018
(in thousands, except per share data)

			Pro Forma
	RealPage	Rentlytics	Acquisition Adjustments		Combined
Revenue
On demand	$615,658	$4,663	$—		$620,321
Professional and other	26,848	—	—		26,848
Total revenue	642,506	4,663	—		647,169
Cost of revenue	240,319	2,020	137	G	242,476
Amortization of product technologies	26,368	—	364	G	26,732
Gross profit (loss)	375,819	2,643	(501)		377,961
Operating expenses:
Product development	88,753	2,366	872	G	91,991
Sales and marketing	121,523	2,839	(267)	I	124,095
General and administrative	85,570	2,562	(859)	J	87,273
Amortization of intangible assets	26,323	—	935	G	27,258
Total operating expenses	322,169	7,767	681		330,617
Operating income (loss)	53,650	(5,124)	(1,182)		47,344
Interest expense and other, net	(25,004)	(91)	87	H	(25,008)
Income (loss) before income taxes	28,646	(5,215)	(1,095)		22,336
Income tax expense (benefit)	193	—	(1,641)	K	(1,448)
Net income (loss)	$28,453	$(5,215)	$546		$23,784

Net income per share attributable to common stockholders:
Basic	$0.33				$0.28
Diluted	$0.31				$0.26
Weighted average shares used in computing net income per share attributable to common stockholders:
Basic	85,874		392	L	86,266
Diluted	90,451		392	L	90,843

See accompanying notes to the unaudited combined condensed pro forma financial information.

RealPage, Inc.
Notes to the Unaudited Combined Condensed Pro Forma Financial Information
(in thousands)

1.	Basis of Presentation
The historical financial information of RealPage and Rentlytics has been adjusted to give pro forma effect to events that are: (a) directly attributable to the Acquisition, (b) factually supportable, and (c) with respect to the unaudited condensed combined pro forma statements of operations, expected to have a continuing impact on the combined results. The Acquisition Adjustments included in the unaudited combined condensed pro forma financial information ("Pro Forma Financial Information") are based on currently available data and assumptions that the Company believes are reasonable. However, the Unaudited Pro Forma Combined Condensed Statements of Operations do not include any expected cost savings or restructuring actions that may be achievable or that may occur subsequent to the Acquisition. Accordingly, the actual financial position and results of operations may differ from these pro forma amounts as additional information becomes available and as additional analyses are performed.
The Company currently estimates that restructuring activities that occurred on the acquisition date will result in annual cost savings of approximately $3.0 million, which are not reflected in the Unaudited Pro Forma Condensed Consolidated Statements of Operations. The Company believes other cost savings and synergies will be realized following the business combination, which are not reflected in the Unaudited Pro Forma Condensed Consolidated Statements of Operations, however, there can be no assurance that such cost savings or synergies will be achieved in full or at all. In addition, the pro forma financial information does not reflect the restructuring charges associated with these cost savings, which are $0.3 million and will be expensed in the Company’s consolidated statement of operations for the year ending December 31, 2018.
The Acquisition Adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed, and have been prepared to illustrate the estimated effect of the Acquisition. The final determination of the purchase price allocation will be based on the final valuation of the fair values of assets acquired and liabilities assumed.
The Company derived the Pro Forma Financial Information from the historical consolidated financial statements of RealPage included in the RealPage 10-K and RealPage 10-Q. The Unaudited Combined Condensed Pro Forma Statement of Operations for the year ended December 31, 3017 reflects a change in the presentation of expense line items and the correction of an error in the classification of amortization of developed technology from RealPage's Form 10-K for the year ended December 31, 2017. There was no effect on reported net income. See further discussion in the RealPage 10-Q. The Pro Forma Financial Information also includes information from Rentlytics' audited financial statements as of and for the year ended December 31, 2017 and its unaudited financial statements as of and for the nine months ended September 30, 2018, both of which are included as exhibits in this Current Report on Form 8-K/A. The Unaudited Combined Condensed Pro Forma Statements of Operations for the twelve months ended December 31, 2017, and nine months ended September 30, 2018, give pro forma effect to the acquisition of Rentlytics as if the Acquisition occurred as of January 1, 2017. The Unaudited Combined Condensed Pro Forma Balance Sheet as of September 30, 2018, gives pro forma effect to the Acquisition as if it occurred on September 30, 2018.

2.	Preliminary Purchase Consideration and Purchase Price Allocation
The acquisition-date fair value of the purchase consideration transferred totaled $55,961, which consisted of the following:

Cash paid at closing, net of cash acquired	$48,443
Deferred cash obligations, at fair value	7,518
Total purchase consideration	$55,961

The Company performed a preliminary valuation analysis of the fair market value of the assets acquired and liabilities assumed. The following table summarizes the allocation of the preliminary purchase price as if the acquisition had occurred on September 30, 2018:

Accounts receivable	$2,152
Other assets	651
Property, equipment, and software	26
Intangible assets	12,900
Deferred tax assets, net	392
Total fair value of assets acquired	16,121

Accounts payable	320
Accrued expenses and other current liabilities	572
Deferred revenue	1,549
Total fair value of liabilities assumed	2,441
Total identifiable net assets acquired	13,680
Goodwill	42,281
Total fair value of net assets acquired	$55,961

3.	Acquisition Adjustments
The following is a summary of the Acquisition Adjustments reflected in the Pro Forma Financial Information based on preliminary estimates, which may change as additional information is obtained.

A.	This adjustment reflects the payment of cash consideration of $48,443, net of cash acquired.

B.
This adjustment records the identified intangible assets acquired in the Acquisition at their estimated acquisition date fair value. These assets include customer relationships, trade names and acquired technology.

The following table summarizes the estimated fair value of Rentlytics’ identifiable intangible assets, their estimated useful lives and related amortization expense. Acquired technology and trade names are amortized over their respective estimated useful life using the straight-line method; customer relationships are amortized over their useful life proportionately to the expected discounted cash flows derived from the asset.

			Pro Forma Amortization Expense
	Estimated Fair Value	Weighted Average Useful Life (Years)	Year Ended December 31, 2017	Nine Months Ended September 30, 2018
Customer relationships	$9,100	10	$564	$905
Acquired technology	3,400	7	486	364
Trade names	400	10	40	30
	$12,900		$1,090	$1,299

C.	To record deferred tax assets and goodwill resulting from the Acquisition.

D.
These adjustments eliminate liabilities for Rentlytics transaction costs not assumed by RealPage, adjust the deferred revenue obligation to fair value, record a liability for the deferred cash obligation included in the purchase consideration at fair value and eliminate interest expense on Rentlytics' debt. The current and long-term portions of the deferred cash obligation totaled $3,837 and $3,681, respectively.

E.	This adjustment reflects the repayment of Rentlytics’ outstanding balance under a note payable agreement upon the close of the Acquisition.

F.	These adjustments eliminate the historical stockholders' equity of Rentlytics.

G.	These adjustments to cost of revenue and operating expenses include the following:

i.	adjustments to amortization expense related to the identified intangible assets discussed under letter B above; and

ii.	adjustments to personnel expense to reflect executive compensation agreements directly related to, and executed in conjunction with, the Acquisition.

H.	This adjustment records interest expense arising from the deferred cash obligations included in the purchase consideration and eliminates interest expense incurred by Rentlytics.

I.	This adjustment reflects the adoption of ASC 606 for Rentlytics.

J.	This adjustment removes transaction costs recognized. This adjustment does not include amounts which are not reflected in the historical statements of operations.

K.
This adjustment reflects the estimated income tax effect of the incremental net loss from Rentlytics, and the Acquisition Adjustments based on an estimated marginal statutory tax rate of 39.5% for the year ended December 31, 2017 and 26% for the nine months ended September 30, 2018.

L.
This adjustment reflects the dilutive impact of common shares issued in RealPage’s May 2018 public offering (“Public Offering”). A portion of the proceeds from the Public Offering was used to finance the Acquisition. The number of shares was calculated by dividing the portion of the purchase consideration funded by the Public Offering by the proceeds raised per share, net of issuance costs. Additional information about the Public Offering is contained in the RealPage 10-Q.